Exhibit (a)(1)(M)

PRESS RELEASE

P.A.M. Transportation Services, Inc. Announces Preliminary Results of its Self Tender Offer

Tontitown, Arkansas, April 6, 2016 ... . P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company” or “PTSI”) today announced the preliminary results of its modified “Dutch auction” tender offer to repurchase up to 425,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Tuesday, April 5, 2016.

Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, approximately 1,418,947 shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $31.00 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, the Company expects to acquire 567,413 shares at a final purchase price of $31.00 per share, for an aggregate purchase price of approximately $17.6 million. These shares represent approximately 8.0% of the Company’s issued and outstanding shares as of February 16, 2016. The total amount of shares expected to be purchased in the tender offer includes the Company’s right to increase the tender offer by up to two percent of the Company’s outstanding shares and also includes a total of 278,113 shares tendered (including shares tendered through a notice of guaranteed delivery) by the Chairman of the Board of the Company, Mr. Matthew T. Moroun. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by Computershare of the proper delivery of the shares validly tendered and not withdrawn.

Due to the oversubscription of the tender offer, the Company expects to accept for purchase approximately 39.99% of the shares properly tendered and not properly withdrawn at or below the purchase price of $31.00 per share by each tendering shareholder.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable three trading day settlement period. The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare, and are not expected to be announced until at least April 11, 2016. Promptly after such announcement, Computershare will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered and not purchased in the tender offer.

The Company may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until April 20, 2016. Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the company considers relevant.

The Company has retained Georgeson Inc. as the information agent for the tender offer. All questions regarding the tender offer should be directed to the information agent at (866) 821-2570 (toll free).

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company’s used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company’s trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in the Company’s filings might not transpire.